MASTER SERVICES AGREEMENT

between The CFO Portal, LLC and Laser Photonics Corporation

This Master Services Agreement (the **"Agreement"**) is entered into as of May 7, 2026 (the **"Effective Date"**) by and between **The CFO Portal, LLC**, a Florida limited liability company ("**Provider**"), and **Laser Photonics Corporation**, a Delaware corporation with its principal place of business at 250 Technology Park, Lake Mary, FL 32746 ("**Client**" or "**Company**"). Provider and Client are referred to herein individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

A. Client is a publicly traded corporation listed on The Nasdaq Stock Market LLC under the ticker symbol "LASE."

B. Provider is a professional services firm specializing in fractional and managed Chief Financial Officer services for public microcap companies, including SEC reporting, internal controls, capital markets, and audit support.

C. Client desires to engage Provider to deliver Managed CFO Services as described in this Agreement and the Statements of Work attached hereto, and Provider desires to provide such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 or as otherwise defined herein.

1.1 "Confidential Information" means all non-public information disclosed by one Party to the other Party in connection with this Agreement, including financial information, customer information, technical information, business plans, and any other information that is marked confidential or that a reasonable person would understand to be confidential.

1.2 "**Engagement Lead**" means the senior Provider professional designated to lead the engagement and to serve as Client's Principal Financial Officer pursuant to Section 6, which shall be Roman Franklin unless and until replaced pursuant to Section 5.3.

1.3 "**Provider Personnel**" means the Engagement Lead and any other Provider employees, contractors, or affiliated personnel assigned by Provider to deliver the Services.

1.4 "**Services**" means the managed Chief Financial Officer services to be delivered by Provider as described in Section 2 and the applicable Statements of Work.

1.5 "**SOW**" means a Statement of Work executed under this Agreement, including the initial SOW attached as Exhibit A and any subsequent SOWs.

1.6 "**SLA**" means the Service Level Agreement attached as Exhibit B.

2. Engagement and Scope of Services

2.1 Engagement. Client engages Provider to deliver the Services on the terms and conditions set forth in this Agreement and any executed SOW. Provider accepts such engagement.

2.2 Scope. The Services include, without limitation: (a) acting as Client's Principal Financial Officer through the Engagement Lead; (b) preparation, review, coordination, and financial / disclosure support for periodic and current reports under the Securities Exchange Act of 1934, including Forms 10-Q, 10-K, 8-K, DEF 14A, S-1, S-3, and related filings, with legal drafting, legal advice, filing legality, and formal SEC correspondence led by Client's securities counsel and EDGAR filing mechanics handled by Client, counsel, or Client's filing agent unless otherwise agreed in writing; (c) coordination with Client's independent registered public accounting firm and audit committee; (d) oversight of monthly close and financial reporting in coordination with Client's internal finance team; (e) capital markets advisory and financing support; (f) board and audit committee material preparation; (g) FP&A, KPI reporting, and operating-model development; and (h) such other services as may be set forth in any executed SOW.

2.3 Statements of Work. The initial scope, deliverables, and on-site cadence are described in the SOW attached as Exhibit A. Additional or modified scope shall be documented in supplemental SOWs executed by both Parties. To the extent any SOW conflicts with this Agreement, this Agreement shall control unless the SOW expressly states otherwise and is signed by authorized representatives of both Parties.

2.4 Service Levels. Provider shall perform the Services in accordance with the SLA attached as Exhibit B.

3. Term and Termination

3.1 Initial Term. This Agreement shall commence on the Effective Date and continue for an initial term of one hundred eighty (180) days (the "Initial Term").

3.2 Renewal. After the Initial Term, this Agreement shall automatically renew on a month-to-month basis unless either Party provides written notice of non-renewal at least thirty (30) days prior to the end of the then-current term.

3.3 Termination for Convenience. After the Initial Term, either Party may terminate this Agreement for any reason upon thirty (30) days' prior written notice to the other Party.

3.4 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if (a) the other Party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receipt of written notice describing the breach in reasonable detail, or (b) the other Party becomes insolvent, files for bankruptcy, or makes an assignment for the benefit of creditors.

3.5 Effect of Termination. Upon termination, (a) Provider shall complete an orderly transition of work product and pending deliverables, including filings already in progress, for up to thirty (30) days following termination at Provider's then-current rates; (b) Client shall pay all undisputed fees and expenses incurred through the effective date of termination plus any agreed transition fees; (c) the Engagement Lead shall resign from any officer titles upon Client's written request, with Client filing any required Form 8-K under Item 5.02 within four business days; (d) the provisions of Sections 7 (Confidentiality), 8 (Intellectual Property), 9 (Indemnification), 10 (Limitation of Liability), 11 (Insurance), 12 (Officer Indemnification and D&O Coverage), and 16 (Miscellaneous) shall survive termination. Any post-termination transition assistance

shall be subject to Client's advance payment of estimated transition fees and reimbursement of all outstanding undisputed amounts.

3.6 Officer Resignation. Notwithstanding any termination, the Engagement Lead's resignation as Principal Financial Officer shall not relieve Client of its obligations under Section 12 (Officer Indemnification and D&O Coverage), which shall survive termination indefinitely with respect to acts and omissions occurring during the term of this Agreement.

4. Fees and Expenses

4.1 Retainer. Client shall pay Provider a fixed monthly retainer of $22,500 per month (the "Retainer"), payable in advance on the first business day of each calendar month. The Retainer covers the Services described in the SOW within reasonable scope. Provider does not charge hourly fees.

4.2 Event-Based Fees. Services outside the SOW scope, including (without limitation) capital raise documentation, S-1 / S-3 / Reg A+ / PIPE filings, M&A diligence and integration, restatement support, and SEC enforcement response, shall be quoted and invoiced separately on a fixed-fee basis. Provider shall provide a written quote of project work costs. Once the quoted costs are approved by the Company's CEO, Provider will commence material event-based work.

4.3 Expenses. Client shall reimburse Provider for reasonable, pre-approved out-of-pocket expenses incurred in connection with the Services, including travel to and from Client locations beyond the regular on-site cadence, expert and counsel fees engaged at Client's direction, and pass-through fees. Expenses more than $500 per occurrence shall require Client's prior written approval.

4.4 Invoicing. Provider shall invoice Client monthly. Invoices for the Retainer are due upon receipt; invoices for event-based fees and expenses are due net ten (10) days. Undisputed past-due amounts shall accrue interest at the lesser of 1.5% per month or the maximum rate permitted by law.

4.5 Adjustments. After the Initial Term, Provider may adjust the Retainer once per calendar year upon sixty (60) days' prior written notice. Adjustments shall not exceed 8% without mutual written consent.

4.6 Conversion to Full-Time CFO. If Client desires to convert the engagement to a full-time, employed CFO position with the Engagement Lead, the Parties shall negotiate in good faith the terms of such conversion. Nothing in this Agreement obligates the Engagement Lead to accept a full-time position, nor obligates Client to offer one.

4.7 Payment Required for Performance. Provider shall have no obligation to commence or continue Services unless the applicable Retainer and any required deposits have been paid in advance. If any undisputed invoice remains unpaid for more than five (5) business days after written notice, Provider may suspend Services, withhold deliverables, decline to sign or certify filings, and the Engagement Lead may resign from the PFO role without breach.

5. Independent Contractor; Personnel

5.1 Independent Contractor. Provider is an independent contractor of Client. Nothing in this Agreement creates a partnership, joint venture, agency, employer-employee relationship, or franchise between the Parties. Neither Party has authority to bind the other except as expressly authorized in this Agreement.

5.2 No Employee Benefits. Provider Personnel are not entitled to any benefits provided by Client to its employees, including salary, vacation, health insurance, retirement plans, or unemployment insurance, except as expressly provided in this Agreement or any executed SOW.

5.3 Engagement Lead Continuity. Provider shall use commercially reasonable efforts to maintain continuity of the Engagement Lead. If for any reason the Engagement Lead becomes unable to perform, Provider shall propose a qualified replacement with comparable public-company CFO experience within ten (10) business days, subject to Client's reasonable approval. Pending Client's approval, Provider shall maintain Service continuity through other Provider Personnel. During any transition period after the Engagement Lead becomes unable to perform and before a successor is appointed and accepted by Client, Provider may designate other Provider Personnel as interim acting officer, subject to Client's prior consent (not to be unreasonably withheld) and the appointment processes required by applicable Nasdaq and SEC rules.

5.4 Provider Personnel Authority. Only the Engagement Lead, or any successor or interim officer duly appointed pursuant to Section 5.3 and applicable corporate, SEC, and Nasdaq requirements, is authorized to sign filings, certifications, or other documents on Client's behalf in any officer capacity. Other Provider Personnel may prepare, review, and assist with such documents but shall not sign as officers unless duly appointed pursuant to Section 5.3.

6. Officer Designation; Principal Financial Officer

6.1 Appointment. Effective on the Effective Date or such other date mutually agreed by the Parties, Client shall appoint the Engagement Lead as Client's Principal Financial Officer ("PFO") for purposes of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and applicable Nasdaq listing rules. Client shall file any required Form 8-K under Item 5.02 within four business days of the appointment. Notwithstanding anything to the contrary, the Engagement Lead shall not be required to accept appointment as PFO, sign certifications, authorize filings, or assume officer duties unless and until Provider has completed onboarding diligence reasonably satisfactory to Provider and the conditions in Sections 12.2, 12.3, and 12.4 have been fully satisfied.

6.2 Authority and Duties. In the PFO capacity, the Engagement Lead shall have customary authority over financial reporting, internal controls over financial reporting, and disclosure controls and procedures, and shall execute Sarbanes-Oxley Section 302 and 906 certifications on periodic reports filed during the term.

6.3 Cooperation. Client shall provide the Engagement Lead with timely access to all books, records, personnel, systems, vendors, and information reasonably necessary to perform the PFO function and to make required certifications, and shall not withhold or misrepresent material information. Client acknowledges that the Engagement Lead's ability to certify under SOX 302 / 906 depends on access to complete and accurate information as well as the work performance of internal Client staff. The Engagement Lead may decline to approve, sign, certify, authorize, or submit any SEC filing, certification, representation letter, disclosure, press release, or other public communication if, in the Engagement Lead's good-faith judgment, the information provided is incomplete, inaccurate, unsupported, misleading, subject to unresolved accounting or disclosure issues, or otherwise insufficient to support the requested approval, signature, certification, or filing.

6.4 Resignation. The Engagement Lead may resign from the PFO role immediately upon written notice if (a) Client materially fails to comply with Section 6.3 or with Section 12, (b) the Engagement Lead determines in good faith that continuation in the role would require him or her to violate applicable law or professional

standards, or (c) this Agreement is terminated. Client shall file any required Form 8-K under Item 5.02 within four business days of such resignation. The Engagement Lead's resignation shall not constitute a breach of this Agreement.

7. Confidentiality

7.1 Obligations. Each Party shall (a) hold the other Party's Confidential Information in strict confidence, (b) use such Confidential Information solely for purposes of performing under this Agreement, and (c) protect such Confidential Information with at least the same degree of care it uses to protect its own confidential information of similar importance, but in no event less than a reasonable standard of care.

7.2 Exclusions. Confidential Information does not include information that (a) is or becomes publicly available through no fault of the receiving Party, (b) was rightfully known to the receiving Party prior to disclosure, (c) is rightfully obtained from a third party without restriction, or (d) is independently developed by the receiving Party without use of the other Party's Confidential Information.

7.3 Compelled Disclosure. If a Party is compelled by law to disclose Confidential Information, it shall, to the extent permitted, provide prompt written notice to the disclosing Party and reasonable cooperation in seeking a protective order.

7.4 Material Non-Public Information. Provider acknowledges that, in the course of performing the Services, Provider Personnel will receive material non-public information regarding Client. Provider Personnel shall not engage in any transaction in Client securities while in possession of material non-public information and shall comply with Client's insider trading policy as in effect from time to time.

7.5 Insider Trading Compliance. Client shall provide Provider with its insider trading policy before the Engagement Lead's appointment as PFO and any updates thereafter. Provider Personnel shall be added to the Client's insider list only as appropriate. Client shall provide blackout notices in a timely manner.

7.6 Section 16 Reporting. Client shall be responsible for determining whether the Engagement Lead is subject to Section 16 reporting obligations and for preparing and filing any required Section 16 reports (Forms 3, 4, and 5), unless otherwise agreed in writing. Client shall promptly notify Provider of any such determination and of any blackout periods, insider lists, or pre-clearance procedures applicable to the Engagement Lead.

7.7 Survival. The obligations under this Section 7 shall survive termination of this Agreement for a period of five (5) years, except that the obligations with respect to trade secrets shall survive indefinitely.

8. Intellectual Property

8.1 Client Property. All financial statements, filings, board materials, internal control documentation, policies, procedures, and other work product specifically prepared for Client under this Agreement (collectively, "Client Deliverables") shall be the sole and exclusive property of Client upon payment of the corresponding fees.

8.2 Provider Property. Provider retains all right, title, and interest in and to its proprietary tools, methodologies, templates, frameworks, software, and know-how, including any AI tooling and prompt libraries, used in performing the Services (collectively, "Provider IP"). Provider grants Client a non-exclusive,

royalty-free, perpetual license to use Provider IP solely as embedded in or required to use the Client Deliverables.

8.3 Reservation. Except as expressly granted herein, neither Party grants the other any license to its intellectual property by implication, estoppel, or otherwise.

8.4 AI Tools and Data. Provider shall not knowingly input Client Confidential Information or material non-public information into publicly available AI tools that use submitted data to train public models, unless approved by Client in writing. Provider may use enterprise-grade AI, automation, and workflow tools that maintain confidentiality and do not train public models on Client data. Provider retains all rights to its prompts, workflows, templates, methodologies, and generalized know-how, excluding Client Confidential Information.

9. Mutual Indemnification

9.1 Indemnification by Client. Client shall defend, indemnify, and hold harmless Provider, its affiliates, and their respective officers, directors, employees, contractors, and agents (including without limitation the Engagement Lead) from and against any and all claims, losses, damages, liabilities, judgments, settlements, fines, penalties, and expenses (including reasonable attorneys' fees and costs of investigation) arising out of or relating to (a) any breach by Client of this Agreement, (b) any acts or omissions of Client or its officers, directors, employees, or agents (other than Provider Personnel acting within the scope of this Agreement), (c) any claim by a third party arising out of Client's business operations, products, or services, (d) any claim, action, or proceeding by or on behalf of any governmental authority (including the SEC, Nasdaq, and any state regulator) or any private party (including any securities class action, derivative action, or short-seller-instigated action) relating to Client's public disclosures, financial statements, internal controls, related-party transactions, or capital-raising activities, including matters arising before the Effective Date, and (e) any acts or omissions of the Engagement Lead in his capacity as PFO undertaken in good faith and in the reasonable belief that such acts were in or not opposed to the best interests of Client.

9.2 Indemnification by Provider. Provider shall defend, indemnify, and hold harmless Client and its affiliates and their respective officers, directors, employees, and agents from and against any and all claims, losses, damages, liabilities, judgments, settlements, and expenses arising out of or relating to (a) any material breach by Provider of this Agreement, (b) the gross negligence or willful misconduct of Provider Personnel in performing the Services, or (c) any claim that Provider IP infringes a third party's intellectual property rights.

9.3 Carve-Outs. Provider's indemnification obligations under Section 9.2 shall not apply to (a) acts or omissions of the Engagement Lead in the PFO role taken in good faith and within the scope of this Agreement, which shall be governed by Section 9.1 and Section 12, or (b) any claim, loss, or liability arising from Client's pre-Effective-Date acts, omissions, disclosures, or controls, including any prior-period restatements, pre-existing material weaknesses, prior-period filings, or related-party transactions consummated before the Effective Date.

9.4 Procedure. The Party seeking indemnification shall (a) promptly notify the indemnifying Party of the claim, (b) cooperate reasonably in the defense, and (c) not settle the claim without the indemnifying Party's consent (not to be unreasonably withheld). The indemnifying Party shall control the defense, provided that the indemnified Party may participate at its own expense. Notwithstanding the foregoing, where the

indemnified Party reasonably determines a conflict of interest exists between the Parties in defending against a claim, the indemnified Party may engage separate counsel at the indemnifying Party's expense.

10. Limitation of Liability

10.1 Cap. EXCEPT FOR (A) BREACHES OF CONFIDENTIALITY UNDER SECTION 7, (B) INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 9 AND 12, (C) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (D) AMOUNTS ACTUALLY RECOVERED UNDER ANY APPLICABLE INSURANCE POLICY, BUT ONLY TO THE EXTENT SUCH RECOVERY DOES NOT INCREASE PROVIDER'S LIABILITY BEYOND AMOUNTS OTHERWISE AVAILABLE UNDER SUCH POLICY, EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO PROVIDER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

10.2 Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOST REVENUE, OR BUSINESS INTERRUPTION, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3 No Limit on Officer Indemnification. For the avoidance of doubt, the limitations in this Section 10 shall not apply to Client's indemnification obligations under Section 9.1 or Section 12 with respect to the Engagement Lead's acts or omissions in the PFO role.

11. Insurance

11.1 Provider Insurance. Provider shall maintain, at its own expense, professional liability (errors and omissions) insurance with limits of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate. Upon request, Provider shall provide Client with certificates of insurance evidencing such coverage.

11.2 Client Insurance. Client shall maintain, at its own expense, directors and officers (D&O) liability insurance covering the Engagement Lead in the PFO role on the same terms and to the same extent as Client's other Section 16 officers, as further described in Section 12.

12. Officer Indemnification and D&O Coverage

12.1 Officer Indemnification. Client shall indemnify the Engagement Lead, in his capacity as Client's PFO, to the fullest extent permitted by applicable law and Client's certificate of incorporation and bylaws, on the same terms as Client's other officers. Such indemnification shall include, without limitation, advancement of legal expenses, defense costs, settlements, and judgments arising from any claim, action, or proceeding (whether civil, criminal, administrative, or investigative, and whether brought by or on behalf of Client, the SEC, Nasdaq, a stockholder, or any other party) arising out of or related to the Engagement Lead's service as PFO.

12.2 Indemnification Agreement. Concurrently with the execution of this Agreement, Client shall enter into a separate Indemnification Agreement with the Engagement Lead in the form attached as Exhibit C, providing the same protections that Client provides its other Section 16 officers (the "Indemnification Agreement"). If the Engagement Lead is replaced pursuant to Section 5.3, Client and the successor

Engagement Lead shall promptly execute a substantially identical Indemnification Agreement in the form of Exhibit C.

12.3 D&O Insurance. Client shall maintain D&O liability insurance covering the Engagement Lead, on the same terms as such coverage applies to Client's other Section 16 officers, with the following minimums and confirmations:

- Aggregate policy limit of not less than $5,000,000.
- Outside-service-provider coverage — Coverage for the Engagement Lead as a non-employee outside service provider acting as PFO, including any necessary endorsement confirming that the Engagement Lead's status as a contractor (paid through Provider rather than Client payroll) does not impair or exclude coverage.
- Prior-acts and tail coverage — Prior-acts coverage extending to all acts and omissions of the Engagement Lead during the term, plus run-off (tail) coverage of not less than six (6) years following any termination, purchased and paid for by Client at no cost to Provider or the Engagement Lead.
- Side A / B / C and policy details — Full policy, including all exclusions, retention amounts, and Side A / B / C coverage details, including (without limitation) pending and prior litigation exclusions, insolvency exclusions, and professional services exclusions.
- Securities and regulatory coverage confirmations — Securities-claim coverage confirmation, SEC investigation coverage confirmation, and short-seller-related litigation coverage confirmation.
- Disclosure and notice to Provider — Client shall provide Provider with copies of the policy, declarations page, all endorsements, and the broker confirmation before the Engagement Lead is appointed as PFO, and shall promptly notify Provider of any cancellation, non-renewal, premium non-payment, coverage modification, or other material change.
- Provider satisfaction precondition — Provider shall have no obligation to proceed with appointment of the Engagement Lead as PFO unless the policy and confirmations provided under this Section 12.3 are reasonably satisfactory to Provider and its counsel.

12.4 Confirmation Pre-Effective. It is a condition precedent to the Engagement Lead's appointment as PFO that Client deliver the items in Section 12.3 to Provider, together with a written confirmation from Client's D&O broker that the policy covers the Engagement Lead as described.

12.5 No Exclusion of Other Rights. The rights conferred under this Section 12 shall not be exclusive of any other rights to which the Engagement Lead may be entitled under any other agreement, vote of stockholders or directors, applicable law, or otherwise.

13. Conflicts of Interest

13.1 Existing Engagements. Client acknowledges that Provider provides similar services to other clients, including other public microcap companies. Provider represents that, as of the Effective Date, there are no material conflicts of interest involving Provider's other engagements known to Provider that would reasonably be expected to interfere with the Services.

13.2 Future Engagements. During the term of this Agreement, Provider shall not accept any new engagement that, in Provider's reasonable judgment, would create a material conflict of interest with respect to Client. Provider shall promptly disclose any such potential conflict to Client.

13.3 Engagement Lead Exclusivity. For so long as the Engagement Lead serves as Client's PFO, the Engagement Lead shall not serve as named PFO or principal accounting officer of another publicly traded company if such service would reasonably be expected to materially interfere with the Services or create a material conflict of interest.

13.4 Outside Boards. The Engagement Lead may continue to serve on boards of directors of non-competitive entities and on civic or non-profit boards as disclosed to Client.

14. Notices

All notices under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by nationally recognized overnight courier, or (c) sent by email with confirmation of receipt, in each case to the addresses set forth below or such other address as a Party may designate by notice:

To Provider: The CFO Portal, LLC, Attn: Roman Franklin, CEO, 21620 State Road 19 Howey in the Hills, FL 34737, with email copy to ceo@thecfoportal.com.

To Client: Laser Photonics Corporation, Attn: Chief Executive Officer (and General Counsel), 250 Technology Park, Lake Mary, FL 32746, with email copies to wtupuola@laserphotonics.com and legal@laserphotonics.com.

15. Compliance with Laws

15.1 Generally. Each Party shall comply with all applicable federal, state, and local laws, rules, and regulations in connection with this Agreement, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, applicable Nasdaq listing rules, and applicable privacy and data-protection laws.

15.2 Cooperation with Regulators. Each Party shall cooperate reasonably with any inquiry, investigation, or examination by the SEC, Nasdaq, or any other regulatory authority arising out of or related to the Services. The provisions of Section 12 shall apply to expenses incurred by the Engagement Lead in connection with any such cooperation.

16. Miscellaneous

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.

16.2 Venue; Dispute Resolution. Any dispute arising out of or related to this Agreement shall be resolved in the state or federal courts located in Orange County, Florida, and each Party consents to the exclusive jurisdiction and venue of such courts.

16.3 Entire Agreement. This Agreement, together with the Exhibits hereto and any executed SOWs, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

16.4 Amendments. This Agreement may be amended only by a written instrument signed by authorized representatives of both Parties.

16.5 Assignment. Neither Party may assign this Agreement without the other Party's prior written consent, except that either Party may assign this Agreement to a successor in connection with a merger, acquisition, or sale of substantially all of its assets, provided that the assignee assumes all obligations hereunder. Notwithstanding the foregoing, Provider may terminate this Agreement upon thirty (30) days' written notice following any merger, acquisition, change of control, or sale of substantially all of Client's assets.

16.6 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

16.7 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay in exercising any right shall operate as a waiver thereof.

16.8 Force Majeure. Neither Party shall be liable for any delay or failure to perform due to causes beyond its reasonable control, provided the affected Party gives prompt notice and uses commercially reasonable efforts to resume performance.

16.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.10 Independent Counsel. Each Party acknowledges that it has had the opportunity to consult with independent legal counsel of its own choosing in connection with this Agreement and that it enters into this Agreement freely and voluntarily.

17. Limitations on Provider's Role

Provider is not acting as a broker, dealer, placement agent, finder, underwriter, investment banker, legal counsel, or securities counsel. Provider shall not solicit investors, recommend securities transactions to investors, negotiate securities sales for transaction-based compensation, receive success fees based on financing proceeds, or perform activities requiring broker-dealer registration. Capital markets support shall be limited to CFO-level financial analysis, capital planning, management materials, diligence support, banker coordination, investor presentation support, and coordination with Client's licensed broker-dealers, investment bankers, legal counsel, auditors, and other advisors.

18. Client Representations and Warranties

Client represents and warrants to Provider, as of the Effective Date and on a continuing basis throughout the term, that:

- Client has full corporate power and authority to enter into this Agreement and to appoint the Engagement Lead as Principal Financial Officer, and all required Board and Audit Committee approvals have been obtained.
- Client has disclosed to Provider all known material facts relevant to the engagement, including all material weaknesses, significant deficiencies, auditor disputes, management letters, SEC comments, Nasdaq notices, late filings, restatements, litigation, investigations, subpoenas, related-party transactions, debt defaults, covenant defaults, pending financings, equity commitments, and going-concern issues of which Client is aware.
- Client's prior SEC filings are accurate in all material respects to Client's knowledge.
- Client will maintain qualified finance and accounting personnel sufficient to support the PFO function.

- Client will not request that Provider or the Engagement Lead make, approve, sign, or certify any disclosure, filing, certification, or representation that Client knows or reasonably should know to be misleading.
- Client will retain qualified securities counsel, independent auditors, tax advisors, valuation specialists, and other professional advisors as reasonably required to support the Services.

19. Public Disclosure Review Rights

Client shall provide Provider and the Engagement Lead a reasonable opportunity to review and comment on any Form 8-K, press release, proxy statement, registration statement, periodic report, investor presentation, or other public disclosure that names or describes Provider, the Engagement Lead, this Agreement, the Services, compensation, appointment, resignation, or any related matter, not less than twenty-four (24) hours before filing or release in the ordinary course, or as soon as reasonably practicable for time-sensitive disclosures.

Client shall not characterize any resignation, refusal to certify, disagreement, or dispute involving Provider or the Engagement Lead without first providing Provider and the Engagement Lead a reasonable opportunity to review and comment on such characterization, except to the extent legally required.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE CFO PORTAL, LLC

Signed by:
By: Roman Franklin
D9AEC50C30D2436...

Name: Roman Franklin

Title: Chief Executive Officer

Date: 5/6/2026

LASER PHOTONICS CORPORATION

DocuSigned by:
By: [signature]
C88DE79475DB49F...

Name: Wayne Tupuola

Title: Chairman and Chief Executive Officer

Date: 5/6/2026

EXHIBIT A

STATEMENT OF WORK NO. 1

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Laser Photonics Corporation

This Statement of Work No. 1 (this "**SOW**") is entered into pursuant to the Master Services Agreement (the "**Agreement**") dated May 7, 2026 between **The CFO Portal, LLC** ("**Provider**") and **Laser Photonics Corporation** ("**Client**"). Capitalized terms not defined herein have the meanings set forth in the Agreement.

1. Engagement Context

1.1 Client's Internal Finance Team. Client maintains an internal finance and accounting team consisting of: **Ralph Venegas, Head of Financial Reporting**; **Michael Lockey, Controller (and current Principal Financial and Accounting Officer)**; **John Fleites, Senior Accountant**; **Stephanie Stroup, Staff Accountant**; and **Lana, Accounts Payable Clerk and Payroll Administrator** (responsible for accounts payable processing and bi-weekly payroll administration through ADP) (collectively, the "**Client Finance Team**"). The Services delivered under this SOW are designed to layer senior CFO leadership, SEC-reporting oversight, and capital-markets capability on top of, and in coordination with, the Client Finance Team — not to duplicate, replace, or supervise their day-to-day operational activities.

1.2 Provider Engagement Lead. Roman Franklin shall serve as Provider's Engagement Lead and as Client's Principal Financial Officer ("**PFO**") pursuant to Section 6 of the Agreement. Mr. Franklin will sign Sarbanes-Oxley Section 302 / 906 certifications on periodic reports filed during the term and serve as the senior finance officer interfacing with the Board of Directors, the Audit Committee, the independent registered public accounting firm, Nasdaq, the SEC, and the capital markets.

1.3 Reporting Lines. Mr. Lockey, in his capacity as Corporate Controller, shall continue to report to the Engagement Lead with respect to the matters within Provider's scope under this SOW. Mr. Venegas shall report to the Engagement Lead with respect to financial reporting and SEC filing matters. The remaining members of the Client Finance Team shall continue to report through Mr. Lockey. Upon the Engagement Lead's appointment as PFO, Mr. Lockey's designation as Principal Financial and Accounting Officer shall transition to Principal Accounting Officer ("**PAO**") or such other title as Client and the Engagement Lead may agree. Client shall file the required Form 8-K disclosing both the Engagement Lead's appointment as PFO and Mr. Lockey's transition to PAO contemporaneously.

2. Division of Responsibilities

The following responsibility allocation matrix governs the work covered by this SOW. "Lead" means the named party owns execution and is accountable for completion. "Review" means the named party reviews and approves the deliverable produced by the Lead. "Support" means the named party assists, supplies inputs, or provides expertise but is not the Lead.

Workstream	Provider (CFO Portal)	Client (LASE Internal Team)
PFO function (SOX 302/906 certifications)	Lead — Engagement Lead signs	Support — Client Finance Team supplies certifications and sub-certifications
Disclosure controls and	Lead — Engagement Lead chairs	Support — Venegas, Lockey, and

procedures	Disclosure Committee	General Counsel as members
Form 10-Q drafting and review	Review — Engagement Lead reviews and approves	Lead — Venegas drafts; Lockey supports financial sections
Form 10-K drafting and review	Review — Engagement Lead reviews and approves	Lead — Venegas drafts; Lockey supports financial sections
Form 8-K drafting and filing	Lead — Engagement Lead coordinates business and disclosure inputs for material-event 8-Ks; securities counsel leads legal drafting and filing legality	Support — Venegas drafts earnings 8-Ks under Engagement Lead's review
DEF 14A / proxy preparation	Lead — Engagement Lead coordinates business, financial, and disclosure inputs (officer / board / related-party sections); securities counsel leads legal drafting and filing legality	Support — Venegas on financial / shareholder-meeting mechanics
Capital markets filings (S-1, S-3, prospectus supplements)	Lead — Engagement Lead coordinates business, financial, accounting, and disclosure inputs; securities counsel leads legal drafting, legal advice, and formal SEC correspondence	Support — Venegas / Lockey provide financials and footnotes
A-5 / A-6 stockholder approval proxy (Nasdaq Rule 5635(d))	Lead — Engagement Lead coordinates business, financial, and disclosure inputs; securities counsel leads legal drafting, legal advice, and formal SEC correspondence	Support — Venegas, Lockey, and counsel
Pending resale Form S-1 for A-5 / A-6 underlying shares — SEC staff comment response, amendments, prosecution to effectiveness	Lead — Engagement Lead coordinates business, financial, accounting, and disclosure inputs; securities counsel leads legal drafting and formal SEC correspondence	Support — Venegas / Lockey on financials; counsel on legal sections
Independent auditor relationship and PBC management	Lead — Engagement Lead is primary contact	Support — Lockey owns PBC list execution; Venegas owns disclosure-related PBC
Audit Committee written report (quarterly)	Lead — Engagement Lead drafts and presents	Support — Lockey and Venegas as needed
Material weakness remediation roadmap and execution	Lead — Engagement Lead designs and oversees	Support — Lockey, Mr. Fleites, and Ms. Stroup execute new controls
Related-party transaction policy and pre-approval workflow	Lead — Engagement Lead drafts policy	Support — Audit Committee approves; Lockey administers post-approval
Monthly close calendar and close completion	Review — Engagement Lead reviews and approves close package	Lead — Lockey owns close, supported by Mr. Fleites and Ms. Stroup
Reconciliations (bank,	Review — Engagement Lead	Lead — Mr. Fleites performs;

intercompany, GL-to-subledger)	reviews high-risk recs	Lockey reviews
Journal entry approval (above $25K threshold)	Approve — Engagement Lead is final approver	Lead — Lockey prepares and self-reviews routine entries
Accounts payable processing and vendor payments	Out of scope — no Provider involvement	Lead — Lana under Lockey's supervision
Payroll processing (ADP) — bi-weekly run, tax remittance, year-end W-2 / 1099	Out of scope for execution; Engagement Lead reviews officer-comp accuracy and period-end payroll accruals	Lead — Lana processes payroll through ADP under Lockey's supervision and review
Officer compensation disclosure (proxy, 8-K, employment agreements)	Lead — Engagement Lead reviews and approves disclosures	Support — Lana / Lockey supply payroll detail; Client HR supplies benefits and equity records
Benefits administration (health, 401(k), equity plans)	Out of scope	Lead — Client HR with Lockey on accounting / accruals
Sales-side accounting and revenue recognition memos (ASC 606)	Lead — Engagement Lead drafts memos and reviews	Support — Venegas and Mr. Fleites supply contract data and calculations
Purchase accounting (CMS, Beamer, future M&A)	Lead — Engagement Lead	Support — Venegas / Lockey provide subledger detail
Cash management — 13-week forecast	Lead — Engagement Lead	Support — Lockey supplies AR/AP aging; Mr. Fleites supplies inputs
Cash management — daily cash position monitoring	Review — Engagement Lead reviews exceptions	Lead — Lockey owns daily monitoring with Lana on AP / Mr. Fleites on receipts
FY26 operating plan / budget	Lead — Engagement Lead	Support — Lockey on operations; Venegas on consolidation
Quarterly reforecast and variance analysis	Lead — Engagement Lead	Support — Lockey supplies actuals
Board KPI dashboard and monthly board package	Lead — Engagement Lead	Support — Lockey and Venegas supply monthly metrics
Capital plan / financing options memo	Lead — Engagement Lead	Support — Client management as needed
Banker, investor, and analyst engagement	Lead — Engagement Lead, alongside CEO	Support — Venegas and Lockey for diligence requests
Investor communications, earnings call prep	Lead — Engagement Lead drafts CFO script and Q&A	Support — Venegas reviews financial accuracy
Tax compliance and filings (federal, state, sales)	Out of scope — Client to engage external tax advisor	Lead — Client to coordinate with tax advisor
Treasury operations and bank account administration	Review — Engagement Lead is signatory authority on key accounts	Lead — Lockey handles day-to-day banking
ERP / GL system administration and access controls	Review — Engagement Lead approves access changes for officers	Lead — Lockey and IT
Insurance procurement and renewals (D&O, E&O, GL, cyber)	Review — Engagement Lead reviews D&O / officer-coverage terms	Lead — Client COO or General Counsel coordinates with broker

All capital markets, investor relations, financing, registration statement, proxy, and SEC comment-response support under this SOW is subject to Section 17 (Limitations on Provider's Role) of the Agreement.

3. Provider Deliverables — First 90 Days

Subject to Client's timely cooperation and the Client Finance Team's timely execution of supporting tasks, Provider shall deliver the following during the first ninety (90) days of the Initial Term: To the extent any deliverable listed in this Section 3 constitutes event-based work under Section 7.2, Provider's obligation to perform such work is subject to a signed change order and agreed separate pricing.

Phase	Deliverables
Days 1–30 — Stabilize	13-week cash forecast and liquidity floor / trigger framework; Disclosure Committee charter; Controls inventory mapped to financial statement assertions; Related-party (ICT) transaction pre-approval policy; New-auditor (Weinberg) engagement protocol and FY26 audit scoping kickoff; Executed transition of PFO designation from Mr. Lockey to Engagement Lead with Form 8-K Item 5.02 filing, subject to satisfaction of the conditions in Sections 12.2, 12.3, and 12.4 of the Agreement; Initial Audit Committee written report.
Days 31–60 — Diagnose	FY26 operating plan and reforecast with KPI bridge; Material weakness remediation roadmap designed to support management's objective of improving ICFR and pursuing remediation, subject to Client execution, auditor evaluation, and applicable standards; Capital options memo (strategic / structured debt / PIPE / ATM); Stockholder-approval proxy filing (Nasdaq Rule 5635(d)) for Series A-5 and A-6 share issuance; Initial review and triage of pending resale Form S-1 (filed before engagement); coordination of business, financial, accounting, and disclosure inputs for SEC staff comment-letter responses and amendments, with securities counsel leading legal drafting and formal SEC correspondence; Coordination with Client-approved bankers beyond H.C. Wainwright, subject to Section 17 of the Agreement; Updated investor narrative and earnings-call Q&A document.
Days 61–90 — Reset	First Form 10-Q filed under new disclosure-committee posture; Investor narrative refresh and one-voice messaging document; Board KPI dashboard implemented (bookings, backlog, CleanTech gross margin, DSO, DPO, headcount, cash); ERP / close-tool evaluation and recommendation; AI-tooling rollout for finance operations; Preliminary Nasdaq continued-listing and bid-price compliance plan; Continued SEC comment response and amendment cycle for pending resale Form S-1, with target of effectiveness subject to SEC review timing; Stockholder vote completed.

4. Recurring Deliverables

Throughout the term and in addition to the first-90-day deliverables in Section 3, Provider shall deliver the following on the recurring cadence specified:

Deliverable	Cadence
Disclosure Committee meeting and memo	Before each Form 10-Q and 10-K filing
Form 10-Q review and PFO certification	Quarterly
Form 10-K review and PFO certification	Annually
Form 8-K material-event drafting and filing	As triggered (within applicable SEC deadlines)
Audit Committee written report	Quarterly, delivered 5 calendar days before each AC meeting
Board package and CFO report (KPI dashboard, cash, listing-compliance)	Monthly, delivered 5 calendar days before each board meeting
13-week cash forecast	Weekly during the first 90 days; biweekly thereafter unless cash trigger activated
Quarterly reforecast and variance bridge	Quarterly
Investor relations support, subject to Section 17 of the Agreement	As scheduled, including all earnings calls
Auditor coordination calls and PBC oversight	Weekly during fieldwork, biweekly otherwise
Annual operating plan refresh	Annually, ahead of fiscal year start

5. On-Site Cadence

5.1 Standard Cadence. The Engagement Lead or other qualified Provider Personnel designated by Provider shall be on-site at Client's Lake Mary, FL facility approximately one (1) week per calendar month, scheduled to overlap with monthly close completion, audit fieldwork, and Board / Audit Committee meetings.

5.2 Critical Periods. During the five (5) calendar days preceding any 10-Q or 10-K filing deadline, audit fieldwork weeks, board and audit committee meeting weeks, and earnings release periods, the Engagement Lead shall be on-site or remotely available as reasonably required.

5.3 Annual Meeting and Earnings. The Engagement Lead shall attend Client's annual meeting of stockholders, all earnings calls, and any major investor conference at which Client presents, at Client's expense pursuant to Section 4.3 of the Agreement.

5.4 Internal Team Coordination. Provider and the Client Finance Team shall hold a weekly thirty (30) minute coordination call (Engagement Lead with Mr. Lockey and Mr. Venegas) and a biweekly one (1) hour finance-team meeting (Engagement Lead with the full Client Finance Team). The Engagement Lead shall hold a monthly one (1) hour 1:1 with Mr. Lockey and Mr. Venegas individually.

6. Client Responsibilities and Dependencies

Provider's ability to perform the Services and meet the timing commitments in Exhibit B (SLA) depends on the Client Finance Team performing its responsibilities under Section 2 in a timely manner. Without limiting the generality of Section 6.3 of the Agreement, Client shall:

- Maintain the Client Finance Team in their current roles or substantially equivalent roles, with promptly disclosed notice to Provider of any material change in personnel, scope, or reporting lines.

- Provide the Engagement Lead with full administrative and reporting access to the GL, ERP, expense management, banking portals, and other systems necessary to perform the PFO function.
- Cause Mr. Venegas, Mr. Lockey, and the rest of the Client Finance Team to deliver supporting workpapers, draft footnotes, and reconciliations to the Engagement Lead's review queue no later than the dates set forth in the close calendar and disclosure calendar referenced in Exhibit B.
- Cause Mr. Lockey to provide sub-certifications to the Engagement Lead in connection with each Sarbanes-Oxley Section 302 / 906 certification, in form and substance reasonably acceptable to the Engagement Lead.
- Notify the Engagement Lead promptly of any actual or suspected fraud, error, or control deficiency identified by any member of the Client Finance Team.
- Engage external tax advisors, counsel, valuation specialists, internal-audit support, and SOX consultants as reasonably recommended by the Engagement Lead and at Client's expense.

Provider shall not be responsible for delays, missed SLAs, increased costs, or inability to certify resulting from Client personnel turnover, vacancy, reassignment, lack of cooperation, insufficient competence, or failure to timely complete assigned responsibilities.

7. Fees Specific to this SOW

7.1 Retainer. The fixed monthly retainer of $22,500 set forth in Section 4.1 of the Agreement covers the Services described in this SOW. The Retainer is intended to cover ordinary-course recurring CFO oversight and reporting support. Extraordinary, non-recurring, transaction-driven, remedial, delayed, or historical cleanup work shall be separately scoped and billed, whether or not specifically listed in Section 7.2.

7.2 Event-Based Fees. The following anticipated event-based work shall be priced separately, in each case scoped via a written change order signed by both Parties before commencement:

- Stockholder-approval proxy filing under Nasdaq Rule 5635(d) for the Series A-5 / A-6 share issuance.
- SEC comment-letter response, amendments, and prosecution to effectiveness of the pending resale Form S-1 for the Series A-5 / A-6 underlying shares (the initial filing was completed prior to the Effective Date).
- SEC comment-letter response on any other Form 10-K, 10-Q, S-1, S-3, proxy, or resale registration statement beyond ordinary cycle response.
- Any additional capital raise documentation (S-1 amendment, S-3 takedown, prospectus supplement, PIPE, structured debt) and complex equity classification analysis.
- Amendments to prior periodic reports; restatement of any historical period; late-filing remediation.
- M&A diligence, integration, and purchase accounting beyond the CMS and Beamer matters.
- Internal investigation or whistleblower matter; response to SEC enforcement inquiry; short-seller-related litigation response.
- Nasdaq bid-price deficiency response, reverse stock-split planning, and continued-listing remediation.
- Replacement or transition of independent auditor or any concurrent auditor (PCAOB / auditor transition support beyond ordinary onboarding).
- Debt restructuring, covenant remediation, or distressed-financing matters.
- XBRL tagging and EDGAR filing-agent coordination beyond ordinary review.
- Technical accounting memos covering warrants, derivatives, convertible debt, preferred stock, stock-based compensation, leases, impairment, going concern, and business combinations.

- Valuation specialist coordination and tax provision support.

8. Term of this SOW

This SOW shall be co-terminous with the Agreement. Termination of this SOW or the Agreement shall be governed by Section 3 of the Agreement.

ACKNOWLEDGED AND AGREED:

THE CFO PORTAL, LLC

By: Signed by: Roman Franklin D9AEC50C20D2426

Name: Roman Franklin

Title: Chief Executive Officer

Date: 5/6/2026

LASER PHOTONICS CORPORATION

By: DocuSigned by: [signature] C88DE79475DB49F...

Name: Wayne Tupuola

Title: Chairman and Chief Executive Officer

Date: 5/6/2026

EXHIBIT B

SERVICE LEVEL AGREEMENT

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Laser Photonics Corporation

This Service Level Agreement (this "SLA") sets forth the performance standards Provider commits to in delivering the Services. Capitalized terms not defined in this SLA have the meanings given in the Agreement.

1. Service Hours and Availability

1.1 Standard Hours. Provider Personnel shall be available during standard business hours of 8:00 a.m. to 4:00 p.m. Eastern Time, Monday through Friday, excluding federal holidays and NYSE market holidays.

1.2 Extended Coverage. During Critical Periods (defined as the five (5) calendar days preceding any 10-Q or 10-K filing deadline, audit fieldwork weeks, board and audit committee meeting weeks, and earnings release periods), Provider Personnel shall be reasonably available outside Standard Hours, including evenings and weekends as required.

1.3 After-Hours Emergency. Provider shall maintain an after-hours contact protocol for time-sensitive matters (Section 2.1, Severity 1).

2. Response Time Standards

2.1 Severity Levels and Response. The Engagement Lead shall acknowledge inbound requests within the timeframes set forth in the table below.

Severity	Examples	Acknowledgment	Resolution Target
Severity 1 — Urgent	Imminent filing deadline; auditor or SEC inquiry; Nasdaq compliance notice; suspected material misstatement; market-moving disclosure event	Within 2 hours	As soon as reasonably practicable, with continuous engagement until resolved
Severity 2 — High	Audit committee or board request; auditor PBC list item; capital-raise or investor inquiry; close blocker	Within 4 business hours	Within 2 business days
Severity 3 — Routine	Standard accounting question; FP&A request; vendor or accounting policy inquiry; routine document request	Within 1 business day	Within 5 business days

3. Filing and Reporting Deliverables

Provider shall deliver the following items by the timeframes specified, subject to Client's timely cooperation under Section 6.3 of the Agreement:

Deliverable	Timing Commitment	Notes
Monthly Close	Completed by Business Day 10 of the following month	Includes preliminary GL close, reconciliations, flux analysis, and management report
Form 10-Q Draft	Initial draft to disclosure committee 7 calendar days before filing deadline	Final auditor-cleared draft 2 business days before filing, subject to auditor's timely performance
Form 10-K Draft	Initial draft to disclosure committee 10 business days before filing deadline	Final auditor-cleared draft 3 business days before filing
Form 8-K (Item 2.02 / 5.02 / Other)	Drafted and filed within applicable SEC deadline (generally 4 business days)	Earnings 8-K coordinated with press release timing
Board Meeting Materials	Delivered 5 calendar days before each board meeting	CFO report, KPI dashboard, cash forecast, listing-compliance check
Audit Committee Report	Quarterly written report delivered 5 calendar days before each AC meeting	Audit status, controls remediation, key accounting matters, related-party transactions
13-Week Cash Forecast	Updated weekly during the first 90 days; biweekly thereafter unless cash trigger activated	Activates weekly cadence if cash falls below agreed floor
Disclosure Committee Memo	Issued before each 10-Q and 10-K filing	Documents disclosure controls assessment and material disclosures

4. On-Site Cadence

4.1 Standard Cadence. The Engagement Lead or other qualified Provider Personnel designated by Provider shall be on-site at Client's Lake Mary, FL facility approximately one (1) week per calendar month, including the close week, audit fieldwork weeks, and Board / Audit Committee meeting weeks.

4.2 Critical Period Cadence. During Critical Periods, the Engagement Lead shall be on-site as reasonably required, with the balance delivered remotely.

4.3 Annual Meeting and Earnings. The Engagement Lead shall attend Client's annual meeting of stockholders, all earnings calls, and any major investor conference at which Client presents, at Client's expense pursuant to Section 4.3 of the Agreement.

4.4 Travel. Travel time between Provider's offices and Client's facilities is not chargeable. Reasonable travel expenses are reimbursed pursuant to Section 4.3 of the Agreement.

5. Escalation Procedures

5.1 Primary Contact. Day-to-day contact for the engagement is the Engagement Lead or his designated assistant.

5.2 Escalation Path. If a Severity 1 or Severity 2 matter is not acknowledged within the timeframe in Section 2.1, Client may escalate to Provider's CEO at ceo@thecfoportal.com.

5.3 Backup Coverage. If the Engagement Lead is unavailable for more than two (2) consecutive business days outside of pre-notified time off, Provider shall designate an interim contact with sufficient familiarity with Client's matters to handle Severity 1 and Severity 2 items.

6. Performance Reporting

6.1 Quarterly Review. Provider shall deliver a quarterly performance report to Client summarizing (a) deliverables produced, (b) SLA compliance metrics, (c) open items, and (d) any process or scope adjustments recommended.

6.2 Annual Review. At the end of the Initial Term, the Parties shall review the SOW, this SLA, and the Retainer to confirm scope and pricing remain aligned with Client's actual usage.

7. Remediation for Missed SLAs

7.1 Service Credits. If Provider materially fails to meet the response or delivery timeframes set forth in Sections 2 or 3 in any calendar quarter and such failure is not caused by Client (including delays in Client's cooperation under Section 6.3 of the Agreement) or Force Majeure, Provider shall, at Client's election, (a) issue a service credit equal to 3% of that month's Retainer for each materially missed item, or (b) provide additional services of equivalent value at no additional cost.

7.2 Cap on Credits. Service credits in any calendar month shall not exceed 15% of the Retainer for that month.

7.3 Sole Remedy. Service credits are Client's sole and exclusive remedy for SLA misses, except in cases of Provider's gross negligence or willful misconduct, which are governed by the Agreement.

7.4 No Retroactive Credits. Service credits must be claimed by Client in writing within thirty (30) days of the end of the calendar month in which the missed SLA occurred.

EXHIBIT C

INDEMNIFICATION AGREEMENT

attached to and made part of the Master Services Agreement between The CFO Portal, LLC and Laser Photonics Corporation

This Indemnification Agreement (this "**Agreement**") is made and entered into as of May 7, 2026 (the "**Effective Date**"), by and between **Laser Photonics Corporation**, a Delaware corporation (the "**Company**"), and **Roman Franklin** ("**Indemnitee**").

RECITALS

WHEREAS, the Company desires to attract and retain talented and experienced individuals to serve as officers of the Company and recognizes that talented individuals are reluctant to serve in such capacities without adequate protection from personal liability; and

WHEREAS, Indemnitee, as a designated outside-service-provider Principal Financial Officer of the Company under the Master Services Agreement between the Company and The CFO Portal, LLC dated May 7, 2026 (the "Master Services Agreement"), is being asked to take on responsibilities that expose Indemnitee to potential personal liability under the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, applicable Nasdaq listing rules, and other applicable laws; and

WHEREAS, the Board of Directors of the Company has determined that the indemnification of and advancement of expenses to Indemnitee under this Agreement is reasonable and prudent and serves the best interests of the Company and its stockholders; and

WHEREAS, the Company's certificate of incorporation and bylaws permit the Company to indemnify and advance expenses to its officers to the fullest extent permitted by Delaware law, and the Company desires to provide Indemnitee with such protections by contract.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Indemnitee hereby agree as follows:

1. Definitions

For purposes of this Agreement:

1.1 "**Corporate Status**" means the status of a person who is, was, or becomes an officer of the Company in any capacity, including without limitation Indemnitee's service as the Company's Principal Financial Officer pursuant to the Master Services Agreement.

1.2 "**Disinterested Director**" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.3 "**Expenses**" means all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling, or otherwise participating in a Proceeding, including any federal, state, local, or foreign tax imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

1.4 "**Indemnifiable Event**" means any event or occurrence related to the fact that Indemnitee is or was an officer of the Company, or by reason of any action taken by Indemnitee or of any inaction on Indemnitee's part while acting in his Corporate Status.

1.5 "**Independent Counsel**" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent the Company or Indemnitee.

1.6 "**Proceeding**" means any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution mechanism, formal or informal hearing, inquiry, or investigation, whether civil, criminal, administrative, or investigative, in which Indemnitee was, is, or will be involved as a party, witness, or otherwise, by reason of an Indemnifiable Event, including, without limitation, SEC comment processes, informal SEC inquiries, Nasdaq inquiries, document requests, subpoenas, interviews, Wells-related matters, internal investigations, and stockholder demands.

2. Service to the Company

Indemnitee will serve as Principal Financial Officer of the Company at the will of the Company and consistent with the terms of the Master Services Agreement. Indemnitee may resign at any time and for any reason, in accordance with the Master Services Agreement. This Agreement shall not be construed as giving Indemnitee any right to continued service with the Company.

3. General Indemnification

3.1 Indemnification. Subject to the provisions of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by applicable law, against all Expenses, judgments, fines, penalties, ERISA excise taxes, and amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such items) actually and reasonably incurred by Indemnitee in connection with any Proceeding to which Indemnitee is or was a party or is threatened to be made a party by reason of an Indemnifiable Event, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.

3.2 Proceedings by or in the Right of the Company. Subject to the provisions of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by applicable law, against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding by or in the right of the Company to procure a judgment in its favor, by reason of an Indemnifiable Event, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.

3.3 Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of an Indemnifiable Event, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

3.4 Indemnification for Expenses of a Successful Party. To the extent Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in this Section 3 or in defense of any claim,

issue, or matter therein, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

3.5 Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, judgments, fines, penalties, or amounts paid in settlement actually and reasonably incurred in connection with any Proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

4. Advancement of Expenses

4.1 Advancement. The Company shall advance, to the fullest extent permitted by applicable law, all Expenses incurred by Indemnitee in connection with any Proceeding within ten (10) business days after the receipt by the Company of a written request for advancement, whether or not a determination to indemnify has been made under this Agreement. Such advancement shall be unsecured and interest-free, and shall be made without regard to Indemnitee's ability to repay.

4.2 Undertaking. Indemnitee hereby undertakes to repay any Expenses advanced under this Section 4 to the extent it is ultimately determined by a final, non-appealable judicial decision that Indemnitee is not entitled to indemnification by the Company under this Agreement or otherwise. This undertaking is an unlimited general obligation of Indemnitee, but it is not secured and shall not require any cash collateral.

5. Procedures for Determination of Entitlement to Indemnification

5.1 Notification. Indemnitee shall notify the Company in writing of any Proceeding for which indemnification or advancement is sought as soon as reasonably practicable. The omission to so notify shall not relieve the Company of any obligation under this Agreement except to the extent the Company is materially prejudiced.

5.2 Determination. Upon written request by Indemnitee for indemnification under Section 3 (other than Section 3.4, for which no determination is required), a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case: (a) by a majority vote of the Disinterested Directors, even though less than a quorum; (b) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum; (c) by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (d) by the stockholders of the Company.

5.3 Selection of Independent Counsel. If a determination is to be made by Independent Counsel, the Independent Counsel shall be selected by Indemnitee and reasonably approved by the Company, such approval not to be unreasonably withheld. The Company shall pay all reasonable fees and expenses of the Independent Counsel. If a conflict of interest exists between the Company and Indemnitee, Indemnitee may select separate counsel at the Company's expense.

5.4 Cooperation. Indemnitee shall cooperate reasonably with the person, persons, or entity making such determination, including providing reasonably available documents and information not privileged or otherwise protected from disclosure. Any costs or expenses incurred by Indemnitee in so cooperating shall be borne by the Company.

6. Presumptions and Effect of Certain Proceedings

6.1 Presumption. In making a determination with respect to entitlement to indemnification hereunder, the person or persons making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 5. The Company shall have the burden of proof to overcome that presumption in connection with the making by any person or persons of any determination contrary to that presumption.

6.2 No Adverse Inference. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe his conduct was unlawful.

6.3 Reliance. Indemnitee shall be deemed to have acted in good faith if Indemnitee's action is based on (a) the records or books of account of the Company, including financial statements, (b) information supplied to Indemnitee by officers of the Company in the course of their duties, (c) the advice of legal counsel for the Company, or (d) information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, financial advisor, or other expert selected with reasonable care by the Company.

7. Directors' and Officers' Liability Insurance

7.1 D&O Insurance. The Company shall obtain and maintain a policy or policies of insurance with reputable insurance companies providing Indemnitee with coverage for losses arising from any actual or alleged wrongful act and to ensure the Company's performance of its indemnification obligations under this Agreement. In all such insurance policies, Indemnitee shall be covered as an insured in such a manner as to provide Indemnitee with rights and benefits at least as favorable as those provided to the most-favorably-insured of the Company's directors or officers.

7.2 Outside-Service-Provider Coverage. Without limiting the foregoing, the Company shall ensure that the D&O insurance policy explicitly covers Indemnitee in his capacity as a non-employee outside service provider serving as Principal Financial Officer, including any necessary endorsement to confirm that Indemnitee's status as a non-employee does not exclude coverage.

7.3 Tail Coverage. Following any termination of the Master Services Agreement or Indemnitee's service as Principal Financial Officer, the Company shall maintain or purchase, at the Company's expense, run-off (tail) D&O coverage for a period of not less than six (6) years, on terms substantially equivalent to the Company's D&O coverage in effect at the time of termination.

7.4 Subrogation. In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against any insurance carrier.

8. Exceptions

Notwithstanding any other provision of this Agreement, the Company shall not be obligated under this Agreement to indemnify Indemnitee for any Expenses, judgments, fines, penalties, or amounts paid in settlement:

- for which payment has actually been made to or on behalf of Indemnitee under any insurance policy except in respect of any excess beyond the amount paid under such insurance policy;
- for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of state statutory law or common law;
- if a final, non-appealable judicial decision determines that such indemnification is prohibited by applicable law;
- in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board of Directors authorized such Proceeding, (ii) such Proceeding is one to enforce indemnification rights under this Agreement, or (iii) such Proceeding is otherwise required by applicable law.

9. Non-Exclusivity; Survival of Rights

The rights of Indemnitee provided in this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company's certificate of incorporation, the Company's bylaws, any other agreement, a vote of stockholders or disinterested directors, or otherwise. The provisions of this Agreement shall continue as to Indemnitee with respect to any Proceeding involving Indemnitee's Corporate Status, regardless of whether Indemnitee continues to serve in such capacity, and shall inure to the benefit of Indemnitee and Indemnitee's heirs, executors, administrators, and personal representatives.

10. No Duplication of Payments

The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Company's certificate of incorporation, bylaws, or otherwise) of the amounts otherwise indemnifiable hereunder.

11. Period of Limitations

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Indemnitee, Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of five (5) years from the date Indemnitee ceased to serve as the Company's Principal Financial Officer.

12. Notices

All notices and other communications required or permitted hereunder shall be in writing and shall be delivered as follows:

To Indemnitee: Roman Franklin, c/o The CFO Portal, LLC, 21620 State Road 19, Howey in the Hills, FL 34737; with email copy to ceo@thecfoportal.com.

To the Company: Laser Photonics Corporation, Attn: Wayne Tupuola, CEO, 250 Technology Park, Lake Mary, FL 32746, with email copy to wtupuola@laserphotonics.com and legal@laserphotonics.com.

13. Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (b) to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

14. Modification and Waiver

No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver.

15. Governing Law and Venue

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles. The Company and Indemnitee each irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for purposes of any action arising out of or relating to this Agreement.

16. Counterparts

This Agreement may be executed in one or more counterparts, including by electronic signature, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the Effective Date.

LASER PHOTONICS CORPORATION

DocuSigned by:

By: Wayne Tupuola
C88DE79475DB49F...

Name: Wayne Tupuola

Title: Chairman and Chief Executive Officer

Date: 5/6/2026

INDEMNITEE

Signed by:

By: Roman Franklin
D0AEC60C20D2426...

Name: Roman Franklin

Title: Principal Financial Officer

Date: 5/6/2026